Exhibit 99.1

FOR IMMEDIATE RELEASE
Friday, September 29, 2006
3:00 P.M. CDT
BELO ADOPTS MAJORITY VOTING POLICY
FOR ELECTION OF DIRECTORS
     DALLAS, TX — Belo Corp. (NYSE: BLC) announced today that its Board of Directors has amended Belo’s Corporate Governance Guidelines to include a majority voting policy in the election of directors.
     “The Board’s decision to adopt this policy for the election of directors reinforces Belo’s commitment to sound corporate governance practices,” said Robert W. Decherd, Belo’s chairman, president and chief executive officer.
     Under Belo’s policy, if an incumbent director is nominated for another term on the Board but does not receive at least a majority of the votes cast, the director must promptly submit his or her resignation to the Board. The Board’s Nominating and Corporate Governance Committee will make a recommendation to the Board to accept, reject, or take other action in regard to the tendered resignation. The Board must take action on the resignation, and publicly disclose its decision, including the rationale behind the decision, within 90 days from the date of certification of the election results. The director who submits his or her resignation will not participate in the Committee’s or the Board’s consideration of the matter.
     The full text of the amendment, which is effectively immediately, can be found in the Company’s Corporate Governance Guidelines, which are available in the “About Belo” section of the Company’s Web site, belo.com, under the heading “Corporate Governance”.
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Belo Adopts Majority Voting Policy
September 29, 2006
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About Belo
     Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with 7,700 employees and more than $1.5 billion in annual revenues, Belo operates in some of America’s most dynamic markets in Texas, the Northwest, the Southwest, the Mid-Atlantic and Rhode Island. Belo owns 19 television stations, six of which are in the 15 largest U.S. broadcast markets. The Company also owns or operates seven cable news channels and manages one television station through a local marketing agreement. Belo’s daily newspapers are The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). The Company also publishes specialty publications targeting young adults, and the fast-growing Hispanic market, including Quick and Al Día in Dallas/Fort Worth, and El D and La Prensa in Riverside. Belo operates more than 30 Web sites associated with its operating companies. Additional information is available at www.belo.com or by contacting Carey Hendrickson, vice president/Investor Relations & Corporate Communications, at 214-977-6626.